Exhibit 1.1

UNDERWRITING AND DISTRIBUTION AGREEMENT

FOR THE CAPITAL INCREASE WITH PREFERENTIAL SUBSCRIPTION

RIGHTS FOR CASH VALUE OF 7,194,653,460 EUROS,

THROUGH THE ISSUANCE OF 1,598,811,880 ORDINARY SHARES OF

BANCO SANTANDER, S.A.

BANCO SANTANDER, S.A.

as Issuer

BANC OF AMERICA SECURITIES LIMITED

and

MERRILL LYNCH INTERNATIONAL

as Joint Global Co-ordinators, Joint Bookrunners and Underwriters

SANTANDER INVESTMENT, S.A.

as Joint Global Co-ordinator, Joint Bookrunner and Agent

CREDIT SUISSE SECURITIES (EUROPE) LIMITED

as Joint Bookrunner and Underwriter

CALYON, SUCURSAL EN ESPAÑA

as Joint Lead Manager and Underwriter

FOX-PITT, KELTON LIMITED

as Co-Lead Manager and Underwriter

Madrid, November 9, 2008

CONTENTS

PARTIES	1

WITNESSETH	2

CLAUSES	7

1.	SUBJECT MATTER	7

	1.1. Placement, Pre-funding and Underwriting Commitment	7
	1.2. Subunderwriting	7
	1.3. Underwriting Price	8
	1.4. Distribution	8
	1.5. Several nature of the obligations	8
	1.6. Conditions Precedent	9

2.	PROCEDURE FOR PLACEMENT OF THE CAPITAL INCREASE	10

	2.1. Procedure	10
	2.2. Payment and settlement	12
	2.3. Delivery of the New Shares	14

3.	FEES	15

	3.1. Underwriting and selling fee	15
	3.2. Payment of fees	15
	3.3. Assignment of fees	15

4.	COMPLIANCE WITH OBLIGATIONS UNDER THE LEGISLATION OF OTHER COUNTRIES	15

5.	REPRESENTATIONS AND WARRANTIES OF BANCO SANTANDER	18

	5.1. Representations	18
	5.2. Continued validity of the representations and warranties	23

6.	OTHER OBLIGATIONS OF THE PARTIES	23

	6.1. Other obligations of BANCO SANTANDER	23
	6.2. Other obligations of the Underwriters	25

7.	INDEMNIFICATION	26

	7.1. Indemnification by BANCO SANTANDER	26
	7.2. Indemnification by the Underwriters	27
	7.3. Contractual liability of the parties	27
	7.4. Indemnification procedure	27
	7.5. Contribution	29
	7.6. Penalty interest	31

8.	TERMINATION OF THE UNDERWRITING COMMITMENT	31

	8.1. Force Majeure	31
	8.2. Termination Events	32
	8.3. Consequences of termination of this Agreement	32

9.	EXPENSES	33

10.	TAXES	34

11.	CONDITION SUBSEQUENT	35

12.	NOTICES	35

13.	ENTIRE AGREEMENT	35

14.	JURISDICTION	35

15.	GOVERNING LAW	35

16.	EXECUTION	35

SCHEDULE 1. LIST OF MATERIAL SUBSIDIARIES	44

SCHEDULE 2. INFORMATION SUPPLIED TO THE BANK BY THE UNDERWRITERS FOR INCLUSION IN THE OFFERING DOCUMENTS	45

SCHEDULE 3. ADDRESSES FOR PURPOSES OF NOTICES	46

Done in Madrid, on this day November 9, 2008 by and between the following

PARTIES

I.
Of one part: BANCO SANTANDER, S.A., with registered office in Santander, at Paseo de Pereda 9-12, 39004, and holding taxpayer identification number A-39000013 (hereinafter, the “Company”, the “Bank” or “BANCO SANTANDER”).

II.	And of another part:

(i)
Banc of America Securities Limited, with registered office in London, 5 Canada Square, London E14 5AQ, and holding taxpayer identification number GB 578015430, acting as joint global co-ordinator, joint bookrunner and underwriter (hereinafter “Banc of America”);

(ii)
Merrill Lynch International, with registered office in London, at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ and holding taxpayer identification number GB 245 1224 93, acting as joint global co-ordinator, joint bookrunner and underwriter (hereinafter “Merrill Lynch”);

(iii)
Santander Investment, S.A., with registered office in Ciudad Grupo Santander, Avenida de Cantabria s/n, Boadilla del Monte, 28660, and holding taxpayer identification number A-08161507, acting as joint global co-ordinator, joint bookrunner and agent (hereinafter, as relevant, “Santander Investment” or the “Agent”);

(iv)
Credit Suisse Securities (Europe) Limited, with registered office in London (United Kingdom), One Cabot Square, London E14 4QJ and holding taxpayer identification number GB 447 0737 41 acting as joint bookrunner and underwriter (hereinafter, “Credit Suisse”);

(v)
Calyon, Sucursal en España, with registered office in Madrid, Paseo de la Castellana 1, and holding taxpayer identification number A-0011043G acting as joint lead manager and underwriter (hereinafter, “Calyon”);

(vi)
Fox-Pitt, Kelton Limited, with registered office in London (United Kingdom) at 25 Copthall Avenue, London EC2R 7BP, and holding taxpayer identification number GB 877 7840 57 acting as co-lead manager and underwriter (hereinafter, “Fox-Pitt Kelton”);

Hereinafter, Banc of America, Merrill Lynch and Santander Investment will be referred to collectively for the purposes of this agreement as the “Joint Global Co-ordinators” and the Joint Global Co-ordinators and Credit Suisse as the “Joint Bookrunners”. The Joint Bookrunners, Calyon and Fox-Pitt Kelton will also be referred to collectively for the purposes of this Agreement as the “Underwriters”.

The persons acting for and on behalf of BANCO SANTANDER and of each of the Underwriters and of the Agent, whose powers they declare to be sufficient and validly in effect, are those identified and signing at the end of this agreement.

Capitalized terms not defined in the body of this agreement will have the meaning attributed to them in the Spanish Prospectus (as defined below), unless otherwise indicated.

WITNESSETH

I.
Whereas BANCO SANTANDER is a public limited company (sociedad anónima) validly formed and existing under Spanish law, incorporated in a deed executed on 14 January 1875 before Santander notary public Mr. Ignacio Pérez. BANCO SANTANDER is registered in the Commercial Registry of Cantabria, on folio 1, page no. 1960, 1st adaptation entry.

II.
Whereas the shareholders of BANCO SANTANDER in their Extraordinary General Meeting held on 27 July 2007, at second call, resolved, under item One on the Agenda, to authorise the Board of Directors of the Bank so that the Board (or, by delegation, the Executive Committee) could resolve, pursuant to the provisions of article 153.1.b) of the Spanish Public Limited Companies Act (Ley de Sociedades Anónimas), and within three years after the date of the said General Meeting, to carry out one or more capital increases for a maximum nominal amount of 1,563,574,144.5 euros, through the issuance of new shares, with or without an issue premium and with or without voting rights; in consideration for cash contributions, with authority to set the terms and conditions of the capital increase and the characteristics of the shares, as well as to freely offer the new shares not taken up in the preferential subscription period or periods, and establish that, in case of incomplete subscription, the capital be increased solely by the amount of the subscriptions made and amend the article of the articles of association regarding capital.

III.
Whereas the Executive Committee of 9 November 2008, pursuant to the authorisation mentioned in the preceding Recital II as well as on the basis of the authority sub-delegated to it by the Board of Directors of the Bank as of 27 July 2007, approved a capital increase (the “Capital Increase”), in the nominal amount of 799,405,940 euros and with a share premium of 6,395,247,520 euros, by means of the issuance and flotation of 1,598,811,880 new common shares of the Bank, of 0.50 euros nominal value each, of the same class and series as those currently outstanding and represented by book entries (the “New Shares” or the “Underwritten Shares”). The New Shares will be issued with an issue premium of 4 euros per New Share, representing an issue price of 4.5 euros per New Share (hereinafter, the “Subscription Price”). The Executive Committee of 9 November 2008 recognised the preferential subscription right of BANCO SANTANDER shareholders over the New Shares, in the ratio of 1 New Share for every 4 outstanding shares of the Bank, providing expressly for the possibility of incomplete subscription and delegated the necessary powers to Mr. Emilio Botín-Sanz de Sautuola y García de los Ríos, Mr. Alfredo Sáenz Abad, Mr. Matías Rodríguez Inciarte, Mr. Ignacio Benjumea Cabeza de Vaca and Mr. Juan Guitard Marín, with the express power of delegation, in order that any of them, acting severally, may carry out all such acts as may be required for the completion of the foregoing resolution and the subsequent amendment of Article 5 of the articles of association regarding capital.

IV.
Whereas BANCO SANTANDER has a share registration document (the “Registration Document”) approved and registered with the official registry of the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores; hereinafter, the “CNMV”) as of 29 October 2008. The share securities note (hereinafter, the “Securities Note”) and the summary of the Capital Increase are pending approval and registration. CNMV’s registration of the Securities Note and the summary is expected to take place on 11 November 2008. The Registration Document, the Securities Note and the summary, together with their annexes, supplements and documents incorporated therein by reference, will be collectively referred to hereinafter as the “Spanish Prospectus”.

Whereas BANCO SANTANDER will request from the CNMV, as the competent authority in Spain, once the Spanish Prospectus is approved and registered with the official registry of the CNMV, to provide a certificate of such approval and a copy of said document, together with its English translation, and, in the case of Italy and Portugal, a translation of the summary into the local language, to the competent authorities of the United Kingdom, Italy and Portugal, in accordance with the regulations applicable to cross-border offers and admission to trading set out in the Spanish legislation and in the regulations of the foregoing jurisdictions implementing Directive 2003/71/EC of the European Parliament and of the Council, of 4 November 2003, on the prospectus to be published when securities are offered to the public or admitted to trading.

Likewise, BANCO SANTANDER will apply for the approval of the Capital Increase by the National Securities Commission of Argentina (Comisión Nacional de Valores de Argentina; hereinafter, the “CNV”), for which purposes the Bank will file with the CNV the Spanish Prospectus. Once the approval of the CNV is obtained, a Subscription Notice (Aviso de Suscripción) will be published in accordance with relevant Argentine legislation.

As for Mexico, BANCO SANTANDER will not apply for the approval of the Capital Increase by the National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores de México) and, consequently, the New Shares will not be offered to the public in Mexico. However, the New Shares may be subscribed and paid for by the shareholders of BANCO SANTANDER in Mexico who comply with the terms set out in the Preferential Subscription Rights Notice (Aviso de Derechos de Suscripción Preferente) which will be published in accordance with Mexican relevant legislation, and BANCO SANTANDER may, directly or indirectly through authorised intermediaries, offer the Discretionary Allocation Shares (as defined below) to qualified and institutional investors in

Mexico through a private placement, in accordance with the Mexican Securities Market Act (Ley del Mercado de Valores de México).

Finally, BANCO SANTANDER will, not later than 10 November 2008 or on another date as may be agreed between the parties hereto, file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement, including a prospectus on Form F-3, relating to the securities (the “Shelf Securities”), including the New Shares, to be issued from time to time by BANCO SANTANDER (the “Registration Statement”). The related prospectus covering the Shelf Securities is hereinafter referred to as the “Base Prospectus”. The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the New Shares (the “Prospectus Supplement”) which will be filed with the SEC not later than the date of commencement of the Preferential Subscription Period or on another date as may be agreed between the parties hereto, is hereinafter referred to as the “U.S. Prospectus”. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) and “Time of Sale Prospectus” means the Prospectus together with the free writing prospectuses, if any. As used herein, the terms “Registration Statement,” “Base Prospectus,” “Time of Sale Prospectus” and “U.S. Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement” and “amendment” as used herein with respect to the Registration Statement, the Base Prospectus, the Time of Sale Prospectus or any free writing prospectus shall include all documents subsequently filed by BANCO SANTANDER with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

Hereinafter, the documents cited in the foregoing paragraphs will be referred to collectively as the “Offering Documents”.

V.
Whereas the Subscription Period for the Capital Increase will begin on the first stock exchange trading day following the publication of the official notice of the Capital Increase in the Commercial Registry Official Gazette (Boletín Oficial del Registro Mercantil; “BORME”) and will comprise the following phases described in the Spanish Prospectus:

(i)	Period for Preferential Subscription and for requesting Additional Shares:

The preferential subscription rights with respect to the New Shares will be granted to the BANCO SANTANDER shareholders of record in the book-entry records of the securities registration, clearing and settlement service known as Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (hereinafter, “Iberclear”) at 11:59 p.m. Madrid time on the day of publication of the notice of the Capital Increase in the BORME (hereinafter, the “Shareholders of Record”). Publication of the said notice is expected to take place on 12 November 2008.

The Shareholders of Record who have not transferred their preferential subscription rights to the New Shares during the Preferential Subscription

Period (as defined below) may exercise their preferential subscription rights during a period of fifteen (15) calendar days that will commence on the day following the date of publication of the notice of the Capital Increase in the BORME and end on the fifteenth day thereafter (the “Preferential Subscription Period”). The Preferential Subscription Period will not be extendible. The Preferential Subscription Period is expected to start on 13 November 2008 and end on 27 November 2008.

Furthermore, during the Preferential Subscription Period, other investors apart from the Shareholders of Record may acquire preferential subscription rights in the market in the required proportion (that is, 4 preferential subscription rights for every New Share) and subscribe for the corresponding New Shares (the “Investors”).

The orders placed for exercise of preferential subscription rights of the New Shares will be deemed firm, unconditional and irrevocable.

During the Preferential Subscription Period, Shareholders of Record and/or Investors may, in addition and on an unconditional and irrevocable basis, request to subscribe for shares of the Bank (“Additional Shares”) provided that at the end of the Preferential Subscription Period there are shares that have not been subscribed for in exercise of the preferential subscription rights (hereinafter, the “Surplus Shares”) and, therefore, the entire amount of the Capital Increase has not been covered.

In no event will the Shareholders of Record and/or Investors be allocated more shares than they requested. The allocation of Additional Shares is subject to the existence of Surplus Shares after the exercise of preferential subscription rights.

(ii)	Additional Shares Allocation Period:

In the event that at the end of the Preferential Subscription Period there are Surplus Shares, a procedure for allocating Additional Shares will be commenced whereby Surplus Shares will be allocated amongst the Shareholders of Record and/or the Investors who have requested to subscribe for Additional Shares on the terms and with the limits described in the Securities Note. The allocation of Additional Shares will take place on the business day following the end date of the Preferential Subscription Period (hereinafter, the “Additional Shares Allocation Period”). The allocation of Additional Shares is expected to take place on 28 November 2008.

(iii)	Discretionary Allocation Period:

In the event that, once the Additional Shares Allocation Period has ended, the shares subscribed for during the Preferential Subscription Period, together with the Additional Shares requested by the subscribers, are not sufficient to cover all of the New Shares subject to the Capital Increase

(such difference between the total New Shares and the sum of those subscribed in the Preferential Subscription and the Additional Shares Allocation Period will hereinafter be referred to as the “Discretionary Allocation Shares”), the Agent shall give notice thereof to the Bank and to the Bookrunners not later than 6:00 p.m. Madrid time on the first business day following the end of the Preferential Subscription Period and there will begin, in addition to the Additional Shares Allocation Period, a period for discretionary allocation of the Discretionary Allocation Shares amongst qualified investors, both domestic and foreign. Such period shall have a maximum duration of two business days, starting on the first business day after the end of the Preferential Subscription Period and ending on the following business day (hereinafter, the “Discretionary Allocation Period”). It is expected that the Discretionary Allocation Period, if required, will take place between 28 November and 1 December 2008.

During the Discretionary Allocation Period, the Underwriters will carry on active promotion and dissemination activities to obtain proposals to subscribe for Discretionary Allocation Shares from qualified institutional investors, both domestic and foreign.

In the event that at the end of the Discretionary Allocation Period, there are Discretionary Allocation Shares that have not been subscribed by qualified domestic or foreign investors, the Underwriters shall subscribe and pay in the total number of Discretionary Allocation Shares not so taken up, all in compliance with their respective Underwriting Commitments (as defined below) and subject to the terms and conditions set forth in this agreement.

As an exception to the above, the Discretionary Allocation Shares may be taken up by the Underwriters in the manner described in clause 2.1 below.

VI.
Whereas the Bank has appointed Banc of America, Merrill Lynch and Santander Investment as Joint Global Co-ordinators of the Capital Increase, the Joint Global Co-ordinators and Credit Suisse as Joint Bookrunners, Calyon as Joint Lead Manager, Fox-Pitt Kelton as Co-Lead Manager and the Joint Bookrunners, the Joint Lead Manager and the Co-Lead Manager as Underwriters for the purposes provided for in the Securities Market Act (Ley del Mercado de Valores) and its implementing regulations, such that, subject to the provisions of this agreement and in the percentages indicated below, the Underwriters underwrite the New Shares and thus undertake to subscribe for those which are not taken up in the Preferential Subscription Period, in the Additional Shares Allocation Period or in the Discretionary Allocation Period.

VII.
Whereas the Underwriters are interested in promoting the placement of the New Shares and in acquiring the Underwritten Shares which, if applicable, have not been placed, in the percentages, terms and conditions set forth further below.

VIII.	Whereas Santander Investment has been appointed to act as Agent of the Capital Increase under the Agency Engagement Letter signed by BANCO SANTANDER and Santander Investment on 9 November 2008.

IX.
Wherefore, in order to carry the foregoing into effect and to regulate their contractual relations, the parties have decided to enter into this agreement for distribution and underwriting of the Capital Increase (the “Agreement”), which will be governed by the provisions laid down in the following

CLAUSES

1.	SUBJECT MATTER

1.1.	Placement, Pre-funding and Underwriting Commitment

The Underwriters undertake to promote the placement of the Underwritten Shares on the terms provided in this Agreement.

During the Discretionary Allocation Period, the Underwriters will carry on the placement through active promotion and dissemination activities to obtain proposals to subscribe for Discretionary Allocation Shares from qualified institutional investors, both domestic and foreign. Moreover:

(a)
In the event that at the end of Discretionary Allocation Period, 100% of the Discretionary Allocation Shares have been placed, the Underwriters undertake to pre-fund 100% of the Discretionary Allocation Shares that have been placed by the Underwriters during the Discretionary Allocation Period, all on the terms laid down in Clause 2.2. below.

(b)
In the event that at the end of the Discretionary Allocation Period, the sum of New Shares acquired by Shareholders of Record and by Investors in the Preferential Subscription Period and in the Additional Shares Allocation Period and, if applicable, by qualified investors, domestic or foreign, in the Discretionary Allocation Period is less than the total number of New Shares, the Underwriters undertake to: (i) pre-fund 100% of the Discretionary Allocation Shares that were placed by the Underwriters during the Discretionary Allocation Period, and (ii) subscribe and pay, in their own name, for the New Shares whose subscription fall to them in discharge of their respective Underwriting Commitments, for the amount and in the proportion indicated in Clause 1.4 hereof.

1.2.	Subunderwriting

Banc of America and Merrill Lynch may subunderwrite New Shares at their discretion, and each other Underwriter may subunderwrite New Shares with the written consent of Banc of America and Merrill Lynch, in each case informing the Bank as soon as reasonably practicable, either through entities pertaining to their respective groups or third parties outside their respective groups (the “Subunderwriters”). The Underwriters shall procure any such Subunderwriters to comply with the provisions of Clause 4 and the trading restrictions contemplated in Clause 6.2 hereof.

The subunderwriting will not, under any circumstances, exonerate the Underwriters from their obligations and undertakings assumed under this Agreement. The Underwriters will be responsible as well for any losses and damages caused to BANCO

SANTANDER by the Subunderwriters in the performance of their activities as Subunderwriters.

1.3.	Underwriting Price

The underwriting price is equal to the Subscription Price, that is, 4.5 euros per New Share (hereinafter, the “Underwriting Price”).

1.4.	Distribution

The number of Underwritten Shares which will be underwritten by each Underwriter (the “Underwriting Commitment”) and their share in the Total Underwriting Commitment are as indicated in the following table:

	Underwritten Shares
Underwriter	(number)	(%)
Merrill Lynch	565,266,895	35,36%
Banc of America	559,584,158	35,00%
Credit Suisse	319,762,376	20,00%
Calyon	122,222,213	7,64%
Fox-Pitt Kelton	31,976,238	2,00%
Total Underwriting Commitment	1,598,811,880	100%

The Underwriting Commitment of each Underwriter in proportion to its share in the Total Underwriting Commitment will be reduced by the number of New Shares subscribed in the Preferential Subscription Period, in the Additional Shares Allocation Period and in the Discretionary Allocation Period, without prejudice to their pre-funding obligations towards the Pre-funded Shares (as defined below).

Accordingly, in the event the number of New Shares subscribed in the three periods is equal to 100% of the New Shares, the Underwriters will be released from their underwriting obligations.

1.5.	Several nature of the obligations

The underwriting obligations assumed by the Underwriters are several in nature (“mancomunadas”).

Without prejudice to the foregoing, in the event of non-fulfilment of the Underwriting Commitment assumed hereunder by any Underwriter, the other Underwriters will be required to jointly assume the underwriting of the New Shares corresponding to the defaulting Underwriter, up to a limit of 15% of the Total Underwriting Commitment and in proportion to their respective Underwriting Commitments.

An Underwriter that is late in performing its obligation to release to BANCO SANTANDER the sum thereby payable under its Underwriting Commitment will be obliged to pay to BANCO SANTANDER the default interest covenanted in Clause 7.6 below.

The defaulting Underwriter shall not collect any underwriting and selling fees and the fees to which it would have been entitled will be distributed amongst the Underwriters that have complied with their obligations in proportion to their respective Underwriting Commitments to the extent that those fees result from the obligations of the defaulting Underwriter consequently assumed by the rest of the Underwriters as stated above.

1.6.	Conditions Precedent

The underwriting and pre-funding commitments undertaken by the Underwriters pursuant to this Agreement are subject to fulfilment of the following conditions precedent on the Closing Date (as defined in Clause 2.2 below):

(a)
The delivery by BANCO SANTANDER to the Underwriters of a certificate signed by an executive officer of BANCO SANTANDER and dated as of the Closing Date to the effect that (i) the representations and warranties of BANCO SANTANDER contained in this Agreement are true and correct in all material respects, in the case of those representations and warranties not separately qualified by materiality, as of the Closing Date, (ii) BANCO SANTANDER has complied in all material respects with all of the obligations and materially satisfied all of the conditions undertaken on its part to be performed or satisfied under this Agreement on or before the Closing Date, and (iii) no order suspending the use of the Offering Documents has been issued in Spain, the United States of America or the United Kingdom and, to the knowledge of the Bank, no proceedings for that purpose have been instituted or are pending;

(b)
The delivery by Davis Polk & Wardwell, U.S. counsel to BANCO SANTANDER, to the Underwriters of legal opinions and US 10b-5 disclosure letters reasonably satisfactory to the Joint Bookrunners and dated as of the date of filing with the SEC of the Prospectus Supplement and as of the Closing Date;

(c)
The delivery by Uría Menéndez, Spanish counsel to BANCO SANTANDER, to the Underwriters of legal opinions reasonably satisfactory to the Joint Bookrunners and dated as of the date of filing with the SEC of the Prospectus Supplement and as of the Closing Date;

(d)
The delivery by Deloitte, S.L., auditors to BANCO SANTANDER, to the Underwriters of letters reasonably satisfactory to the Joint Bookrunners containing statements and information of the type ordinarily included in accountants’ SAS 72 and SAS 72 “look-alike” “comfort letters” with respect to the financial statements, changes in financial line items and certain financial information contained in the U.S. Prospectus and the Spanish Prospectus and dated as of the date of filing with the SEC of the Prospectus Supplement and as of the Closing Date; and

In addition, the underwriting and pre-funding commitments undertaken by the Underwriters pursuant to this Agreement are subject to the filing of the Registration Statement and the Prospectus Supplement with the SEC on the dates indicated in Recital IV above, and on the Registration Statement having become effective.

2.	PROCEDURE FOR PLACEMENT OF THE CAPITAL INCREASE

The timetable and procedure for the placement and payment of the Capital Increase will be as set out in the Securities Note and in the notice of the Capital Increase, which will determine the definitive dates in view of the approval and registration of the Securities Note by the CNMV and publication of the notice of the Capital Increase in the BORME. Consequently, if there is any inconsistency between the procedure established in the Securities Note and what is provided below, the provisions of the Securities Note will prevail.

Subject to the above, BANCO SANTANDER and the Underwriters agree that the procedure for placement and underwriting in the Discretionary Allocation Period will be governed by the following provisions:

2.1.	Procedure

In the event that, once the Additional Shares Allocation Period has ended, the shares subscribed during the Preferential Subscription Period, together with the Additional Shares requested by the subscribers, are not sufficient to cover all of the New Shares of the Capital Increase, the Agent shall give notice thereof to the Bank and to the Joint Bookrunners not later than 6:00 p.m. Madrid time on the first business day after the end of the Preferential Subscription Period and the Discretionary Allocation Period will begin once the Additional Shares Allocation Period has ended. That period will have a duration of two (2) business days, starting on the first business day after the end of the Preferential Subscription Period and ending on 1 December 2008. If the Additional Shares Allocation Period is opened, BANCO SANTANDER shall so inform the CNMV by means of a price-sensitive information notice (hecho relevante).

During the Discretionary Allocation Period, the Underwriters will carry on activities of active dissemination and promotion in order to obtain proposals to subscribe for Discretionary Allocation Shares from qualified investors, both domestic and foreign.

During the Discretionary Allocation Period, those persons who have the status of qualified investors in Spain, as this term is defined in article 39 of Royal Decree 1310/2005, of November 4, and those persons who have the status of qualified investors outside Spain pursuant to the applicable legislation in each country, so that complying with the relevant regulations the subscription and payment of the New Shares do not require registration or approval of any kind, other than those expressly envisaged in Recital IV of this Agreement concerning the Offering Documents, may submit proposals to any of the Underwriters to subscribe for Discretionary Allocation Shares.

The subscription proposals must be firm and irrevocable (save as provided in Clause 8.3 below) and shall include the number of Discretionary Allocation Shares that each investor is willing to subscribe at the Subscription Price.

The Underwriters receiving proposals to subscribe for Discretionary Allocation Shares must communicate on behalf of the submitting parties the total volume of Discretionary Allocation Shares subscription proposals received by them to the Joint Bookrunners not later than the Madrid time on 1 December 2008 to be determined by the Joint

Bookrunners. The Joint Bookrunners will, in turn, inform the Bank of the subscription proposals that they are responsible for carrying out, with the frequency the Bank deems advisable.

Notwithstanding the above, BANCO SANTANDER and the Joint Bookrunners may jointly agree to terminate the Discretionary Allocation Period at any time prior to the said Madrid time on 1 December 2008.

The Bank, after hearing the opinion of the Joint Bookrunners, shall evaluate the subscription proposals received, applying standards of quality and stability of the investment, and may accept in whole or in part, or reject any of the subscription proposals, at its sole discretion and without the need for any justification, but acting in good faith, so that no unjustified discrimination occurs between proposals with the same ranking and characteristics. Notwithstanding the foregoing, the Bank may not reject subscription proposals if this entails the Underwriters having to fulfil their respective Underwriting Commitments.

The Bank shall give notice of the definitive allocation of the Discretionary Allocation Shares to the Agent not later than 24:00 hours (Madrid time) on the date on which the Discretionary Allocation Period concludes. The Agent, in turn, shall immediately communicate such allocation to the Underwriters. Once the allocations of Discretionary Allocation Shares have been communicated, such proposals shall automatically become firm subscription orders.

The Underwriters undertake to pre-fund 100% of the Discretionary Allocation Shares placed during the Discretionary Allocation period, as indicated in Clause 1 above.

The Underwriting Commitment, if applicable, will be fulfilled by means of submission by the relevant Underwriter at the end of the Discretionary Allocation Period, in its own name or in the name of a company directly or indirectly controlled thereby, being the Underwriter joint and several obligor with that company, of an irrevocable subscription proposal for Underwritten Shares at the Subscription Price in proportion to its respective Underwriting Commitment, as provided in Clause 1.4 above.

Furthermore, the Underwriters shall send the Agent the electronic transmissions of files or, in default thereof, magnetic media containing the proposals for subscription of Discretionary Allocation Shares allocated, which must comply with the specifications of Notebook number 61, A1 format of the Manual on Operations with Issuers (Manual de Operaciones con Emisores) of the AEB, in 120-position format, incorporating the modifications introduced by Circulars 857 and 875 of the AEB, not later than 10:00 a.m., Madrid time, on the date of execution of the Special Transaction (as defined further below, which is expected to take place on 3 December 2008).

As an exception to the above, in the event that once the Additional Shares Allocation Period is finished, there are Discretionary Allocation Shares, the Joint Global Co-ordinators (excluding Santander Investment) may decide that the Underwriters subscribe directly the Discretionary Allocation Shares in proportion to their Underwriting Commitments at the Subscription Price, for placement among qualified investors referred to in this Clause 2.1.

2.2.	Payment and settlement

Full payment of the total issue price of each Discretionary Allocation Share must be made by the qualified investors who have received such allocation not later than the Settlement Date (as defined below), all without prejudice to the pre-funding provided for in this Clause and subject to as provided in the last paragraph of Clause 2.1 above. Underwriters who receive subscription applications for the Discretionary Allocation Shares may require an advance of funds from applicants to secure payment of the price of the Discretionary Allocation Shares requested.

If the subscription proposal is rejected, they must return to applicants the corresponding funds, free of any expenses or fees, for value on the business day following the date on which the subscription proposal made by the qualified investor in question is rejected. In the event of partial selection of a subscription proposal, the return of funds will only affect the portion of such subscription proposal that has not been selected.

For operational reasons solely, and in order for the New Shares to be admitted to trading on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges within as short a period as possible, prior to the execution and registration of the public deed of capital increase with the Commercial Registry, and not later than 9:00 a.m., Madrid time, on 3 December 2008 (the “Closing Date”), the Underwriters, acting on behalf of the final allottees, undertake vis-à-vis the Bank to advance the disbursement of the Subscription Price corresponding to the Discretionary Allocation Shares awarded during the Discretionary Allocation Period (hereinafter, the “Pre-funded Shares”) in proportion to their respective Underwriting Commitments; and, if applicable, to subscribe and pay, for their own account, for the Underwritten Shares they must subscribe for in discharge of their Underwriting Commitment for the amount and in the proportion indicated in Clause 1.4 above.

Such disbursement shall be made same-day-value and in one or more transactions by means of one or more Funds Transfer Orders (Orden de Movimiento de Fondos –OMF–). The total amount corresponding to the disbursement of the Pre-funded Shares and, as the case may be, to the disbursement of those New Shares the Underwriters must subscribe in discharge of their respective Underwriting Commitments, shall be deposited in a bank account opened in the name of the Bank with the Agent (the “Account”).

The Bank undertakes to freeze and not to use, access, release or grant any security interest in, or in any other way transfer, the amount deposited into the Account for the disbursement of the Pre-funded Shares until the public deed of the Capital Increase has been registered with the Commercial Registry of Cantabria.

The Bank will pay to the Underwriters interest on the funds disbursed in connection with the Pre-funded Shares until the third trading day following the date of assignment by Iberclear of registry references for the New Shares, as stipulated in this Clause (which will be calculated by taking the EONIA as interest rate, that is, the benchmark rate for the European money market, as agreed and prevailing from time to time, under the sponsorship of the European Banking Federation and the Financial Markets Association for overnight euro deposits, incremented by any tax or surcharge levied or which may in the future be levied on operations of this type, plus the brokerage expenses or any other type of charges applicable thereto).

Upon disbursement of the increase in share capital and the issuance of the certificate or certificates evidencing the deposit of the funds corresponding to the Subscription Price of all of the New Shares that have been subscribed, on 3 December 2008, the capital increase shall be declared subscribed and completed by the Bank’s Board of Directors, or by the Executive Committee by delegation thereof, and the Bank shall proceed to execute the corresponding deed of capital increase for subsequent submission for registration with the Commercial Registry of Cantabria.

Once such registration has been obtained (which is expected to take place on 3 December 2008), the deed of the capital increase shall be delivered to the CNMV, to Iberclear and to the Spanish Stock Exchanges. In addition, BANCO SANTANDER undertakes to thereupon request the admission to trading of the shares on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and on the Continuous Market. Initially and temporarily, Iberclear will allocate to each of the Underwriters the corresponding registry references in respect of the Pre-funded Shares paid in, where such is the case, by each of them.

Immediately after this allocation, the Underwriters will transfer the Pre-funded Shares that they have subscribed and paid in on behalf of the final allottees of such shares to such allottees by means of a special transaction (hereinafter, the “Special Transaction”). The Special Transaction is expected to be executed on 3 December 2008.

Thereafter, the Agent, in cooperation with the Managing Company of the Madrid Stock Exchange, will take the steps set out below in order to be able to allocate the corresponding registry references in favour of such allottees through Iberclear.

The Underwriters must submit to the Agent the electronic transmissions of files or, in default thereof, magnetic tapes with details of the allottees in the Discretionary Allocation Period, which must comply with the specifications of Notebook number 61, A1 format of the Manual on Operations with Issuers (Manual de Operaciones con Emisores) of the AEB, in 120-position format, incorporating the modifications introduced by Circulars 857 and 875 of the AEB, not later than 10:00 a.m., Madrid time, on the date of execution of the Special Transaction.

For such purpose, the Agent shall communicate to Iberclear, through the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges, the information regarding the allottees, such that they are assigned the corresponding registry references in accordance with the information received from the Underwriters.

In order to execute the aforesaid Special Transaction, the Agent will ask Iberclear to exclude the possibility of total or partial rejection of the transfer of the Shares. Without prejudice to the above, and in the event Iberclear declines to exclude rejection, the Underwriters undertake, by virtue of this Agreement, not to make use of that possibility in settling the Special Transaction.

Under normal conditions, the delivery of the deed of capital increase to Iberclear and execution of the increase will take place on 3 December 2008. In such case, admission to trading of the New Shares will take place on 4 December 2008 and the Special Transaction will be settled on 8 December 2008, with payment of the shares by the final allottees occurring (a) not later than 27 November 2008 for Shares subscribed during the Preferential Subscription Period; (b) not later than 3 December 2008 for the Additional Allocation Shares, and (c) no earlier than 3 December 2008 and not later than 8 December 2008 for the Discretionary Allocation Shares (all without prejudice in the latter case to the pre-funding provided for in this Clause). On an exceptional basis, if the Special Transaction cannot be performed on 3 December 2008 due to the lack of submission to Iberclear on such date of the public deed of capital increase duly registered with the Commercial Registry, the payment for the Discretionary Allocation Shares by the final allottees shall not be made earlier than the day on which the deed of capital increase is finally submitted to Iberclear and the Special Transaction is carried out nor later than the third trading day following such date.

Notwithstanding the foregoing, the periods set forth in this section might not be fulfilled, with the consequent delay in execution of the transactions described herein.

2.3.	Delivery of the New Shares

Each subscriber of the New Shares will be entitled to obtain from the Participant through which it has arranged the subscription a signed copy of the subscription bulletin with the content required by article 160 of the Spanish Public Limited Companies Act, within a maximum of one week after submitting subscription request.

The New Shares shall be recorded in Iberclear’s central registry after the capital increase has been registered with the Commercial Registry.

On the same day of registration with the central registry maintained by Iberclear, the Participants will make the corresponding entries in their book-entry registries in favour of the investors that have subscribed for New Shares.

The new shareholders will be entitled to obtain from the Participants with which the new shares are registered the ownership certificates corresponding to those shares in accordance with the provisions of Royal Decree 116/1992 of 14 February 1992. The Participants shall issue such ownership certificates before the end of the business day following the day on which such certificates are requested by the subscribers.

Following such registration, it is expected that the CNMV and the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges, through the Spanish Automated Quotation System (Continuous Market), will admit the New Shares for trading. The New Shares are expected to be admitted to trading on 4 December 2008.

The Special Transaction will in any event be settled on the third business day following its execution (hereinafter, the “Settlement Date”), with the shares being paid to the Underwriters by the final allottees. Therefore, if the Special Transaction is executed on 3 December 2008, the Settlement Date would be 8 December 2008.

Notwithstanding the above, the timing indicated above might not be fulfilled and, consequently, execution of the transactions described above could be delayed.

3.	FEES

3.1.	Underwriting and selling fee

The Bank will pay to the Underwriters, in consideration for their undertaking to procure subscribers and, failing which, subscribe and pay for the Underwritten Shares, an underwriting and selling fee of 2.5% of the Total Underwriting Price on a pro-rata basis according to each Underwriter’s share in the Total Underwriting Commitment. For purposes of this Clause the “Total Underwriting Price” shall mean the result of multiplying the Total Underwriting Commitment by the Underwriting Price.

3.2.	Payment of fees

The fees mentioned above shall be paid by the Agent, acting on behalf of BANCO SANTANDER, to the recipients thereof on the next business day following the Settlement Date, same-day-value, once all the New Shares subscribed for in the Capital Increase have been fully paid in.

3.3.	Assignment of fees

The Underwriters shall not assign, in whole or in part, the aforementioned fees without the Bank’s prior written consent except to financial intermediaries in their group according to article 42 of the Spanish Commercial Code, their agents duly registered with the Bank of Spain, their representatives duly registered with the CNMV or any Subunderwriter engaged by them pursuant to Clause 1.2 above.

4.	COMPLIANCE WITH OBLIGATIONS UNDER THE LEGISLATION OF OTHER COUNTRIES

BANCO SANTANDER represents and warrants to the Joint Bookrunners and to the Underwriters and the latter represent and warrant to BANCO SANTANDER that they have not offered or sold, nor will offer nor sell New Shares issued in the Capital Increase, nor have they carried on solicitation, placement or intermediation activities in respect of the New Shares of the Capital Increase in any jurisdiction in circumstances that involve or could involve breach of the applicable laws and regulations in such jurisdiction or the need to carry out any type of registration with the competent securities exchange authority for that purpose other than those that BANCO SANTANDER is planning to perform in the terms outlined in Recital IV.

Notwithstanding the foregoing, BANCO SANTANDER, the Joint Bookrunners and the Underwriters make the representations and undertake the commitments with respect to the following foreign jurisdictions involved in the Capital Increase as follows:

United Kingdom

Neither the Bank, nor the Joint Bookrunners nor the Underwriters have offered or sold and will not offer or sell any Shares to persons in the United Kingdom prior to receipt of confirmation from the United Kingdom Financial Services Authority (“FSA”) that the Spanish Prospectus has been passported into the United Kingdom in accordance with section 87H of the Financial Services and Markets Act 2000 (“FSMA”) except to persons who come within the definition of “Qualified Investors” as defined in Directive 2003/71/EC (the “Prospectus Directive”), or otherwise in circumstances in which there is an exemption under the Prospectus Directive and/or applicable implementing legislation or regulations from the obligation to make available to the public an approved prospectus prior to the making of such offer and in any event will observe the selling restrictions set out in the Spanish Prospectus regarding the New Shares.

Whilst carrying out their obligations under this Agreement they will comply with the Listing Rules of the United Kingdom Listing Authority, the rules set forth in the Spanish Prospectus and the Disclosure and Transparency Rules of the FSA.

The Bank, the Joint Bookrunners and the Underwriters have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the New Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Bank.

The Bank, the Joint Bookrunners and the Underwriters have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the New Shares in, from or otherwise involving the United Kingdom.

Italy

Neither the Bank, nor the Joint Bookrunners nor the Underwriters have offered or sold and will not offer or sell any New Shares to persons in Italy prior to receipt of confirmation from the Commissione Nazionale per le Società e la Borsa (“Consob”) that the Spanish Prospectus has been passported into Italy in accordance with the provisions of the Legislative Decree no. 58 of February 24, 1998, and the Consob’s Regulation no. 11971 of May 14, 1999, as amended and restated, except to persons who come within the definition of “Qualified Investors” as defined in the foregoing regulations, or otherwise in circumstances in which there is an exemption under the applicable implementing legislation or regulations from the obligation to make available to the public an approved prospectus prior to the making of such offer and in any event will observe the selling restrictions set out in the Spanish Prospectus regarding the New Shares.

Portugal

No offer of the New Shares may be made in Portugal except under circumstances that will result in compliance with the rules concerning the marketing of such New Shares and with the laws of Portugal generally.

In relation to Portugal, New Shares may not be offered to the public in Portugal, except that an offer of the New Shares to the public in Portugal may be made:

(i)
following the publication of a prospectus in relation to the New Shares which has been approved by the Spanish Comisión Nacional del Mercado de Valores and notified to the Portuguese Comissão do Mercado de Valores Mobiliários, all in accordance with Article 18 of the Prospectus Directive;

(ii)	at any time to any entities who are considered as qualified investors according to article 30 of the Portuguese Securities Code (Código dos Valores Mobiliários); and

(iii)	at any time in any other circumstances which do not require the publication by the Bank of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the securities to the public” in relation to any New Shares in Portugal means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in Portugal.

Other European Economic Area member states

Neither the Bank nor the Joint Bookrunners nor the Underwriters have offered or sold and will not offer or sell any New Shares to persons in any of the member States of the European Economic Area (“EEA”), except in circumstances in which there is an exemption under the Prospectus Directive and/or applicable implementing legislation or regulations from the obligation to make available to the public an approved prospectus prior to the making of such offer and in any event will observe the selling restrictions set out in the Spanish Prospectus regarding the New Shares.

For the purposes of this provision, the expression an “offer of the securities to the public” in relation to any New Shares in Portugal means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in any member State of the EEA.

The United States of America

The Underwriters will refrain from taking any action that would result in the Bank being required to file with the SEC, under Rule 433(d) of the Securities Act, a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Bank thereunder, but for the action of the Underwriter.

Argentina

Until authorization of the Capital Increase in Argentina is issued by the Argentine National Securities Commission (Comisión Nacional de Valores) under the Spanish Prospectus, the New Shares will not be offered, sold, placed, re-sold or re-placed in

Argentina through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

Mexico

The New Shares may be subscribed and paid for by the shareholders of BANCO SANTANDER in Mexico who comply with the terms set out in the Preferential Subscription Rights Notice (Aviso de Derechos de Suscripción Preferente). The National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores de México) has not authorized the Capital Increase in Mexico and, consequently, the New Shares may not be offered to the public in Mexico. However, BANCO SANTANDER may, directly or indirectly through authorised intermediaries, offer the Discretionary Allocation Shares to qualified and institutional investors in Mexico through a private placement, in accordance with Article 8 of the Mexican Securities Market Act (Ley del Mercado de Valores de México).

5.	REPRESENTATIONS AND WARRANTIES OF BANCO SANTANDER

5.1.	Representations

BANCO SANTANDER represents and warrants to each of the Underwriters that:

(i)
It is a public limited company, validly formed and existing under the laws of Spain and registered in the Commercial Registry of Cantabria, and each company (each such company, a “Material Subsidiary”) either qualifying as a “significant subsidiary” of BANCO SANTANDER within the meaning of Rule 1-02 of Regulation S-X under the United States Securities Act of 1933 and the Securities Exchange Act of 1934 or otherwise included in the list of Material Subsidiaries contained as Schedule 1, has been duly organised and is validly existing and, if applicable, in good standing under the laws of the relevant jurisdiction.

(ii)
At present and prior to the subscription of the Capital Increase, BANCO SANTANDER has share capital of 3,197,623,761.50 euros, represented by 6,395,247,523 shares with a nominal value of 0.50 euros each, all of the same class and series, issued and paid up in full.

(iii)
All shares of BANCO SANTANDER are listed for trading on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges through the Spanish Automated Quotation System – Continuous Market (Sistema de Interconexión Bursátil – Mercado Continuo). Except as disclosed in the Offering Documents the shares of BANCO SANTANDER are also listed on the Stock Exchanges of Buenos Aires, Milan, Lisbon, London, Mexico and, in the form of American Depository Shares (ADSs), on the New York Stock Exchange.

(iv)
Except as disclosed in the Offering Documents, neither BANCO SANTANDER nor its subsidiaries have issued debentures or bonds exchangeable for shares of BANCO SANTANDER, warrants or any other similar instruments that may carry a right of subscription for shares of BANCO SANTANDER, except for the stock option plans in force.

(v)
The audited consolidated financial statements of BANCO SANTANDER for financial years 2007, 2006 and 2005, all included in the Offering Documents, present fairly, in all material respects, the consolidated equity and consolidated financial position of the Santander Group at those dates and the consolidated results of its operations, the changes in consolidated recognised income and expense and its consolidated cash flows for the financial periods then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with International Financial Reporting Standards as adopted by the European Union, which save as otherwise disclosed in the financial statements were applied on a consistent basis throughout these periods.

(vi)
The unaudited condensed consolidated interim financial statements for the six month period ended June 30, 2008 (the “June 30 financial statements”) and the nine-month period ended 30 September 2008 (the “September 30 financial statements”), in each case included in the U.S. Prospectus, were adequately prepared and presented, in all material respects, in accordance with International Accounting Standard 34 (“IAS 34”). Each of the June 30 financial statements and the September 30 financial statements accurately present, in accordance with IAS 34, the consolidated equity and consolidated financial position of the Santander Group at those dates and the consolidated results of its operations, the changes in consolidated recognized income and expense and its consolidated cash flows for the financial periods then ended. The accounting policies and methods used in preparing these unaudited condensed consolidated interim financial statements are the same as those applied in the consolidated financial statements for financial year 2007, taking into account the standards and interpretations that came into force in the first six or nine months of 2008, respectively, including the change in the formats, with respect to December 2007 ones, of the consolidated balance sheet, consolidated income statement, consolidated statement of recognised income and expense and consolidated cash flow statement that were presented in accordance with the models contained in Spanish National Securities Market Commission (CNMV) Circular 1/2008 of January 30, 2008, applicable to interim financial statements.

(vii)	BANCO SANTANDER has taken all necessary action to obtain the permits, authorisations, approvals and verifications needed to carry out the Capital Increase.

(viii)
All company resolutions adopted by BANCO SANTANDER in relation to the Capital Increase have been validly adopted and remain in full force and effect, and the persons executing the different documents and contracts in relation thereto on behalf of BANCO SANTANDER are or will be duly authorised for such purpose.

(ix)	This Agreement has been validly entered into by the Bank.

(x)
Performance by the Bank of the obligations arising under this Agreement does not entail a breach of any contract entered into by the Bank with third parties, of the articles of association of the Bank or of the applicable laws, except for any such breaches of contracts that have not resulted and would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect (as defined below).

(xi)
Each Offering Document complies or will comply with the requirements laid down in the laws in each of the jurisdictions applicable thereto. No Offering Document, when considered in each individual jurisdiction with all of the other Offering Documents used in such jurisdiction, contains or will contain, as applicable, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xii)
Since the date of the last audited financial statements of the Bank, except as otherwise stated in the Offering Documents, there has been no material adverse change in the condition (financial, operational, legal or otherwise) or in the earnings or business affairs or prospects of the Bank and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect").

(xiii)
No documents or materials or information, other than the Offering Documents, distributed or issued by the Bank in connection with the Capital Increase and the offering of the New Shares, when considered in each individual jurisdiction with all of the other Offering Documents used in such jurisdiction, contain or will contain, as applicable, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All estimates, elaborations of market data and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) and expressions of opinion, intention or expectation, contained in such documents and the Offering Documents, have been made on a reasonable basis and in good faith.

(xiv)
There are no material non-public facts or circumstances not disclosed in the Offering Documents that the Bank would be required to disclose publicly by applicable law and regulations as a company currently listed on the Spanish Stock Exchanges or the New York Stock Exchange.

(xv)
Neither the Bank nor any of its subsidiaries is insolvent, has taken any action, nor so far as the Bank is aware, have any steps been taken or legal proceedings started or threatened against the Bank or any of its subsidiaries for its winding up or dissolution or for any of them to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, assets or revenues or any equivalent procedure under the laws and regulations of the relevant jurisdiction, except for any such action, steps or legal proceedings with respect to any subsidiary that, individually or in the aggregate, would not result in a Material Adverse Effect.

(xvi)
Except as disclosed in the Offering Documents, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, or any arbitration proceeding now pending, or, to the knowledge of the Bank, threatened against or affecting the Bank or any subsidiary which would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect, or which is reasonably likely to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the performance by the Bank of its obligations hereunder.

(xvii)
The Bank or its subsidiaries possess such permits, licenses, certificates, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by, and have made all applicable declarations and filings with, the appropriate governmental or regulatory agencies or bodies in the jurisdictions which are necessary to conduct their business, except where the failure to so possess such Governmental Licenses or make the applicable declaration or filing would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

The Bank and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

The Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect; and

None of the Bank or any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would be reasonably likely to result in a Material Adverse Effect.

(xviii)
The Bank maintains a system of internal accounting controls with respect to itself and its subsidiaries, sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the International Financial Reporting Standards as adopted by the European Union and to maintain accountability for assets; and (c) access to the Bank’s material assets is permitted only in accordance with management’s general or specific authorization.

(xix)	The Bank has designed such disclosure controls and procedures to provide a reasonable level of assurance that information relating to the Bank and its subsidiaries, considered as a whole, is made known in a timely manner to the chief executive officer and the chief financial officer of the Bank as may be required for the Bank to comply with its reporting obligations as a listed company under applicable Spanish and US laws and regulations.

(xx)
The Bank will use the net proceeds received by it from the Capital Increase and offering of the New Shares in the manner specified in the Offering Documents. Neither the Bank nor any of other members of the Santander Group nor, to the knowledge of the Bank, any director, officer, employee, agent, affiliate or representative of the Bank is an individual or entity (a “Person”) is currently the subject of any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department or any equivalent sanctions or measures imposed by the United Nations Security Council and/or the European Union and/or Her Majesty’s Treasury or other relevant sanctions authority (collectively “Sanctions”), and the Bank will not, directly or indirectly, use all or part of the proceeds of the Capital Increase and offering of the New Shares, or lend, contribute or otherwise make available all or part of such proceeds to any other member of the Santander Group, joint venture partner or other Person, for the purpose of financing the activities of any Person that is currently the subject of any Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the Capital Increase and offering of the New Shares, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxi)
The Bank and its subsidiaries are in compliance with applicable laws, rules, regulations, financial record keeping and reporting requirements relating to money laundering applicable to the Bank and its subsidiaries in all material respects (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Bank or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Bank, has been threatened.

(xxii)
None of the Bank, nor any entity belonging to the Bank’s group according to article 42 of the Spanish Commercial Code nor, to the knowledge of the Bank, any director, officer, agent, employee or other person associated with, or acting on behalf of, the Bank or any of its affiliates has (A) used any corporate funds of the Bank or any such entity belonging to the Bank’s group for any unlawful contribution, gift, entertainment of unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of the Bank or any such entity belonging to the Bank’s group; (C) violated any provision of the U.S. Foreign Corrupt Practices Act or any similar law or regulation of any other jurisdiction; or (D) paid any bribe, pay-off, influence payment, kick-back or other unlawful rebate or payment from corporate funds.

5.2.	Continued validity of the representations and warranties

The representations and warranties given by BANCO SANTANDER in this Agreement refer to the state of facts or circumstances to which they relate at the date and time this Agreement is signed, without prejudice to them being deemed to be repeated in respect of the facts or circumstances to which they relate as of the respective dates of the Spanish Prospectus, the Prospectus Supplement and any supplements thereto, the “Time of Sale” for the purposes of Rule 159 under the Securities Act (which shall be the day the Discretionary Allocation Period ends) and on the Closing Date, except in relation to what is provided for in paragraphs (ii) and (iii) of Clause 5.1 above and only to the extent that BANCO SANTANDER notifies the Joint Global Co-ordinators that such representations and warranties cannot be repeated at that date.

6.	OTHER OBLIGATIONS OF THE PARTIES

6.1.	Other obligations of BANCO SANTANDER

Without prejudice to the rest of its obligations hereunder, BANCO SANTANDER undertakes to fulfill the obligations set out below which are necessary for successful outcome of the Capital Increase:

(i)	Carry out all actions required on its part for the issue and flotation of the New Shares in the terms set forth in the Spanish Prospectus.

(ii)
Comply with the Spanish Securities Market Act 24/1988, of 28 July, and its implementing regulations on matters of public offerings for sale or subscription and admission to trading on official secondary markets, and, in particular: (a) comply with the obligations relating to the publication and release of the Spanish Prospectus and of the summary thereof; (b) comply with the publicity-related rules on offers of securities; (c) to register all such supplements and/or additional information to the Spanish Prospectus as may be necessary or required by the CNMV, which shall contain no information that could be considered false or inaccurate or omit material information. Likewise, BANCO SANTANDER will comply with the laws and regulations applicable in each of the foreign jurisdictions involved in the Capital Increase set out in Clause 4 above.

(iii)	Comply at all times with the rules regulating the setting, evolution and non-manipulation of securities exchange prices.

(iv)
Timely inform the Underwriters during the term of the Agreement of any significant event which becomes known to BANCO SANTANDER that is capable of having a material adverse effect on BANCO SANTANDER, on the Capital Increase, on the accuracy of the representations and warranties given in this Agreement or on BANCO SANTANDER’s ability to fulfil the obligations assumed hereunder. This disclosure obligation will expire on the date of admission of the New Shares to trading on the Spanish Stock Exchanges.

(v)	Carry out all actions required on its part to process the application to have the New Shares admitted to trading in the Barcelona, Bilbao, Madrid and Valencia

Stock Exchanges, through the Spanish Automated Quotation System (Continuous Market), making its best efforts to achieve such admission to trading as soon as possible and, inasmuch as possible, not later than 5 December 2008.

(vi)	Give the necessary instructions for the normal pursuit of the Capital Increase on the terms set forth in the Securities Note and in this Agreement.

(vii)	Reach a prior consensus with the Joint Global Co-ordinators for all public notices relating to the Capital Increase.

(viii)
Exercise its best efforts as may be reasonably required to assist the Underwriters to obtain the no-action letter (“declaración de no oposición”) from the Bank of Spain provided for in article 57 of Law 26/1988, of 29 July and its developing regulation and any other notifications, authorizations or consents that may be required in any other relevant jurisdictions arising from a potential or actual Change of Control.

For the purposes of this agreement, “Change of Control” means any circumstances arising pursuant to which any Underwriter, in the performance of its obligations under this Agreement, acquires a controlling interest or a qualified participation in or other holding (requiring prior regulatory notification, authorisation, or consent) in, the Bank as such terms are defined under applicable Spanish law or by any analogous provision of foreign law or regulation.

(ix)
BANCO SANTANDER undertakes, unless otherwise authorised by the Joint Global Co-ordinators (which authorisation may not be unreasonably withheld or delayed) not to issue, offer, sell, agree to issue or sell or, in any other way, directly or indirectly dispose of, or perform any transaction that might have an economic effect similar to the issuance or sale, or the announcement of the issuance or sale, of shares of the Bank, securities that are convertible or exchangeable into shares of the Bank, warrants, or any other instruments that might give the right to subscribe or acquire shares of the Bank, including by means of derivative transactions, from the date of the Underwriting Agreement until ninety (90) days following the date of the admission to trading of the New Shares on the Spanish Stock Exchanges.

As the only exceptions to such undertaking, BANCO SANTANDER may, without being necessary the aforementioned authorization of the Joint Global Co-ordinators, carry out: (i) activities arising from transactions that form part of the ordinary market making operations, sales of securities and banking activities of the Bank, to the extent that such activities are in the ordinary course of business of the Bank and are consistent with the prior practices of BANCO SANTANDER; (ii) issuances and/or deliveries of options and shares granted to employees and officers of the Bank or its subsidiaries within the framework of compensation for such employees or officers (including those shares that, within the framework of such programmes, are subscribed or acquired by financial entities), as well as shares that are issued as a result of the exercise of such options; (iii) issuance of shares as consideration of the acquisition of the shares representing the ordinary capital of Sovereign Bancorp, Inc. (or its successor entity) not owned by the Bank; (iv) other issuances or deliveries of securities associated with strategic operations of the issuer, provided, in the latter case, that (a) the party receiving the shares assumes a lock-up commitment for the remaining period thereof or (b) the issuance or delivery of securities is in exchange for in-kind contributions; and (iv) transfers of shares between entities belonging to the same group (within the meaning of article 42 of the Spanish Commercial Code).

6.2.	Other obligations of the Underwriters

The Underwriters undertake, without prejudice to the rest of their obligations under the Agreement, to comply with the following obligations:

(i)	Comply with the legal provisions that apply to the placement, abiding by the legal restrictions referred to in Clause 4 above.

(ii)
Keep BANCO SANTANDER informed of any fact or circumstance, of which they have knowledge, that could arise during the life of the Agreement and which is of relevance for the successful outcome of the Capital Increase.

(iii)
Comply with all obligations that derive from the Spanish Prospectus that is registered with the CNMV and from the supplements thereto, and with the applicable laws and regulations in Spain and, in particular, with the rules of conduct contained in the Spanish Securities Market Act 24/1988 of 28 July 1988, as amended, in Royal Decree 217/2008, of 15 February, as amended, and in Regulation (EC) 1287/2006 of the Commission, of 10 August 2006, which implements Directive 2004/39/EC of the European Parliament and the Council, of 21 April 2004, as well as with the laws and regulations applicable in the foreign jurisdictions involved in the Capital Increase.

(iv)
Refrain from providing persons other than the Joint Bookrunners and BANCO SANTANDER information on the demand existing in the Discretionary Allocation Period or any other data relating to the progress of the Capital Increase.

(v)	Collaborate with BANCO SANTANDER and the Agent in everything needed or useful for the successful outcome of the Capital Increase.

(vi)
Comply with their inherent obligations under the Agreement, in particular, in relation to submission of information and, if applicable, in the case of the Underwriters, with respect to the pre-funding, so that the admission to trading takes place on the date envisaged in the Securities Note.

In addition, the Underwriters undertake to abide by and cause their affiliates to abide by the following restrictions unless otherwise authorized by the Joint Global Co-ordinators and BANCO SANTANDER, as of the date of public announcement of the Capital Increase and until the earlier of (i) the notification by the Agent to the Joint Bookrunners of the total aggregate amount of Discretionary Allocation Shares, and (ii)

6:00 p.m. Madrid time on the first business day following the end of the Preferential Subscription Period:

(i)	Not to sell for their own account nor induce the sale of shares of BANCO SANTANDER.

(ii)	Not to purchase for their own account put options nor to sell for their own account call options over shares of BANCO SANTANDER, whether on organised markets or over the counter.

(iii)	Not to carry out any other transaction for their own account which could have a significant effect on the price of the shares of BANCO SANTANDER.

The foregoing restrictions in the paragraph above shall not apply to transactions entered into by the Underwriters for the purposes of hedging Underwriters’ obligations on highly liquid indices such as the IBEX 35, DJ EUROSTOXX BANKS, DJ STOXX BANKS, DJ EUROSTOXX 50 and DJ STOXX 50 so long as such hedging activities are limited to transactions on indices in which the weighting of BANCO SANTANDER is equal to or less than 20%.

Without prejudice to the foregoing sentence, the foregoing restrictions above shall not apply to (a) transactions entered into for the purposes of hedging derivatives transactions of any kind in relation to BANCO SANTANDER shares, or (b) proprietary positions on BANCO SANTANDER securities, in each case entered into by the Underwriters prior to the announcement of the transaction, or (c) any other hedging transactions relating to ordinary course market making or customer facilitation transactions. Furthermore, the Underwriters will be subject to no limitation on carrying out the restricted transactions for the account of their customers, or on buying BANCO SANTANDER shares for their own account, provided that those transactions are carried out in the ordinary course of their businesses and they comply with the securities market existing regulations on rules of conduct and market abuse.

Each Underwriter agrees to provide the Bank with such relevant documents as the Bank may reasonably request to comply with requests or requirements that the Bank may receive from relevant regulators in relation to the Capital Increase, subject to each Underwriter’s legal, regulatory and compliance requirements and restrictions.

7.	INDEMNIFICATION

7.1.	Indemnification by BANCO SANTANDER

BANCO SANTANDER shall indemnify and hold harmless each Underwriter and their respective directors, officers, employees, agents, controlling shareholders, if any, and affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (including reasonable attorneys’ fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such person arising (a) from, by reason of or in connection with any breach or alleged breach of the representations, warranties, covenants, obligations or undertakings given or made by

BANCO SANTANDER in this Agreement, except to the extent that any Losses are determined to result from the Underwriters’ gross negligence or wilful misconduct, or (b) out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any of the Offering Documents, including the Spanish Prospectus (including any translation thereof), the Registration Statement or any amendment thereof, the Time of Sale Prospectus or the U.S. Prospectus or any amendment or supplement thereto or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

7.2.	Indemnification by the Underwriters

Each Underwriter shall severally indemnify and hold harmless BANCO SANTANDER and its directors, officers, employees, agents, controlling shareholders, if any, and affiliates from and against any and all Losses incurred or suffered, directly or indirectly, by BANCO SANTANDER in respect to untrue statements or omissions, or alleged untrue statements or omissions made, as the case may be, in any of the Offering Documents, including the Spanish Prospectus (including any translation thereof), the Registration Statement or any amendment thereof, the Time of Sale Prospectus or the U.S. Prospectus or any amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to BANCO SANTANDER by such Underwriter expressly for use therein, it being understood and agreed that the only such information is that described in Schedule 2 hereto and except to the extent that any Losses are determined to result from BANCO SANTANDER’s gross negligence or wilful misconduct.

The Underwriters will bear several liability (“mancomunadamente”) for the Losses caused by each of them, as well as by the entities pertaining to their groups and, as the case may be, by the Subunderwriters, to BANCO SANTANDER in discharge of their respective functions under this Agreement.

7.3.	Contractual liability of the parties

Notwithstanding the above, each party hereto shall be contractually liable for any breach of the representations, warranties, covenants, obligations or undertakings, as applicable, given or made by it in this Agreement.

7.4.	Indemnification procedure

In the event that a party (the “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any third party against any of the parties to this Agreement (the “Indemnifying Party”), for which such party is required to provide indemnification under this Clause 7.4, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced in its ability to defend such action.

If any such action shall be brought or asserted against an Indemnified Party and it shall have notified the Indemnifying Party thereof, the Indemnifying Party shall, with the consent of the Indemnified Party (such consent not to be unreasonably withheld) retain counsel reasonably satisfactory to the Indemnified Party (which shall not, without the consent of the Indemnified Party, also be counsel to the Indemnifying Party) to represent the Indemnified Party and any others the Indemnifying Party may designate, acting reasonably, in such action and shall pay the fees and disbursements of such counsel related to such action, as incurred.

The Indemnified Party shall thereafter consult with the Indemnifying Party regarding its conduct of the claim, provided that such Indemnified Party shall not be under any obligation to comply with any requirements of the Indemnifying Party in connection with such conduct.

In any such action, any Indemnified Party shall have the right, regardless of whether the Indemnifying Party has retained counsel pursuant to the foregoing paragraph, to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, provided, however, that if: (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or (ii) the Indemnifying Party shall have failed, within a reasonable time, to retain counsel reasonably satisfactory to the Indemnified Party; or (iii) the Indemnified Party having consented, pursuant to the foregoing paragraph, to being represented by counsel to the Indemnifying Party, the Indemnified Party subsequently concludes, acting reasonably, that there may be legal defenses available to it that are different from, or in addition to, those available to the Indemnifying Party, the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. It is understood that the Indemnifying Party shall not, in respect of the legal fees and expenses of any Indemnified Party in connection with any action or related action in the same jurisdiction, be liable for the fees and expenses of more than one firm in each relevant jurisdiction for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred.

No Indemnifying Party shall, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Clause (whether or not the Indemnified Parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

The Indemnifying Party shall not be liable for any settlement of the nature contemplated by this Clause effected without its written consent, but if settled with such consent or if there be a judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested in compliance with this Agreement that an Indemnifying Party reimburse the Indemnified Party for fees and expenses of legal advisers, such Indemnifying Party agrees that it shall be liable for any settlement effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such Indemnifying Party of such request, (ii) such Indemnifying Party shall have received notice of the terms of such settlement at least 30 days, or any other shorter period as may be required by the relevant court or as may be necessary to effect the settlement, prior to such settlement being entered into, and (iii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement.

The Indemnifying Party shall maintain the confidentiality of any notice delivered pursuant to the foregoing paragraph and shall not disclose the existence or content of such notice except as required by law or by subpoena or court order. If an Indemnifying Party becomes legally compelled to disclose the existence or content of such a notice, whether in whole or in part, such Indemnifying Party shall, to the extent reasonably practicable in such circumstances, notify the Indemnified Party that has issued such notice in writing of such circumstance prior to disclosing such information, so that such Indemnified Party may adopt any measures that it may deem appropriate to protect its rights and such information. If such protective measures or other remedy is not obtained, or such Indemnified Party waives its compliance with the foregoing confidentiality provisions, such Indemnifying Party shall disclose only that portion of such information that is required by law or by subpoena or court order to be furnished and to take all reasonable steps to preserve the confidentiality of such information.

7.5.	Contribution

The provisions of this Clause 7.5 shall apply solely in relation to the United States of America.

If the indemnification provided for in Clause 7 hereof is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each Indemnifying Party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred:

(i)	in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of New Shares; or

(ii)
if the allocation provided by paragraph (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in paragraph (i) above but also the relative fault of the Bank on the one hand and of the Underwriters on the other hand in connection with the statements or omissions, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Bank on the one hand and the Underwriters on the other hand in connection with the offering of New Shares shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the New

Shares pursuant to this Agreement (before deducting expenses) received by the Bank on the one hand and the total commissions and fees received by the Underwriters on the other hand, bear to the Total Underwriting Price.

The relative fault of the Bank on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Bank on the one hand or by the Underwriters on the other hand and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Bank and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Clause 7.5 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Clause 7.5. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnified Party and referred to above in this Clause 7.5 shall, without limitations, include any legal or other expenses properly incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. For the avoidance of doubt, the legal or other expenses referred to in the immediately preceding sentence are not duplicative of, or in addition to, any expenses with respect to which the Indemnified Party would otherwise have been entitled to reimbursement pursuant to Clause 7.1 or 7.2, as the case may be.

Notwithstanding the provisions of this Clause 7.5, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the New Shares underwritten by it hereunder and distributed to investors exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For the purposes of this Clause 7.5, each person, if any, that controls an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of an Underwriter’s Affiliates and agents shall have the same rights to contribution as such Underwriter, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Underwriters' respective obligations to contribute pursuant to this Clause 7.5 are several in proportion their respective Underwriting Commitments.

The provisions of this Clause 7.5 shall not affect or be affected by any other agreement to which the Company is party with respect to contribution.

7.6.	Penalty interest

Without prejudice to what is provided in the foregoing paragraphs, if any party to this Agreement delays in honouring its payment obligations, it will be liable to pay the other party default interest, calculated on the basis of the EONIA rate (Euro OverNight Index Average – benchmark rate for the European money market, as agreed and prevailing from time to time, under the sponsorship of the European Banking Federation and the Financial Markets Association for overnight euro deposits, incremented by any tax or surcharge levied or which may in the future be levied on operations of this type, plus the brokerage expenses or any other type of charges applicable thereto), plus two (2) percentage points (Reuters EONIA01).

8.	TERMINATION OF THE UNDERWRITING COMMITMENT

8.1.	Force Majeure

This Agreement may be terminated (i) by decision of the Bank after a non-binding consultation with the Joint Bookrunners (excluding Santander Investment), to the extent reasonably practicable in all circumstances, who will take into special consideration the concurring opinion of the Joint Bookrunners (excluding Santander Investment), or (ii) by unanimous decision of the Joint Bookrunners (excluding Santander Investment), after a non-binding consultation with the Bank to the extent reasonably practicable in all circumstances, in the event that, at any time from the execution hereof and until 9:00 a.m., Madrid time, on the Closing Date, any force majeure event occurs in the unanimous determination of the Joint Bookrunners (excluding Santander Investment) (acting in good faith) and that makes it in the unanimous determination of the Joint Bookrunners (excluding Santander Investment) (acting in good faith) impracticable, or inadvisable for the Underwriters and/or the Bank to proceed with the Capital Increase, or for the Underwriters to continue to act as underwriter or placing agent in relation to the New Shares. For these purposes, only the following will be considered events of force majeure:

(i)
A Material Adverse Effect relating to the Bank or a material adverse change in the condition (financial, operational, legal or otherwise) or in the earnings or business affairs or prospects of any of the Bank’s Material Subsidiaries, whether or not arising in the ordinary course of business.

(ii)
A material adverse change in the financial markets in Spain, the United States, the United Kingdom, in any member state of the EEA, or the international financial markets. The parties acknowledge that in recent months the financial markets generally, and the financial markets in which the Bank and its Material Subsidiaries operate, have been affected by a number of negative events, some of which have had a material effect on such markets. It is agreed that this Clause 8.1(ii) must be construed against the background of those events and that, accordingly, this Agreement may only be terminated pursuant to this Clause 8.1(ii) following a force majeure event which is material and adverse to such markets by reference to those events.

(iii)	A general suspension of the trading of shares declared by the competent authorities at the Spanish Stock Exchanges, the London Stock Exchange or the New York Stock Exchange.

(iv)
The suspension of the trading of the Bank’s shares on the Spanish Stock Exchanges, the London Stock Exchange or the New York Stock Exchange either (a) lasting more than twenty four (24) consecutive hours, if taking place within the first thirteen calendar days of the Preferential Subscription Period, or (b) regardless of its length of time, if taking place from the second-to-last calendar day of the Preferential Subscription Period to the Closing Date.

(v)
The general suspension declared by the competent authorities, or a material disruption, of banking activities or of securities clearing and settlement services, in Spain, the United Kingdom, or the United States of America.

(vi)
An outbreak or aggravation of hostilities or any similar conflict or a large-scale terrorist attack or a declaration of war or national emergency, where such event has a material adverse effect on the indices of the Spanish Stock Exchanges, of the London Stock Exchange or of the New York Stock Exchange.

(vii)
A change in European Community or Spanish legislation or an official announcement of, or approval of any bill that foreseeably entails a change of European Community or Spanish legislation that negatively and materially affects the activities of the Bank and its subsidiaries taken as a whole or the Capital Increase.

Any of the Joint Bookrunners (excluding Santander Investment) may terminate this Agreement by written notice to the Bank at any time from the execution hereof and until 9:00 a.m., Madrid time, on the Closing Date, if there occurs after the execution of this Agreement the nationalisation of, attempted nationalisation of, or other intervention by any government, or governmental, national or international body or institution in, the Bank, or any of the Bank’s Material Subsidiaries, which the Joint Bookrunners (excluding Santander Investment) unanimously (acting in good faith) consider likely to materially and prejudicially affect the shareholders of the Bank, the value of the Bank’s shares, the condition (financial, operational, legal or otherwise), prospects, earnings, solvency, liquidity position, or funding position of the Bank.

8.2.	Termination Events

This Agreement may be terminated by unanimous decision of the Joint Bookrunners, excluding Santander Investment, in the event that, at any time from the execution thereof and until 9:00 a.m., Madrid time, on the Closing Date, there has occurred any material breach of the representations, warranties, covenants, obligations or undertakings given or made by the Bank in this Agreement.

8.3.	Consequences of termination of this Agreement

In the event of termination of the Agreement on the grounds set out in Clause 8.1 or 8.2 above, BANCO SANTANDER shall make such termination public by filing a price-

sensitive information notice (hecho relevante) with the CNMV, and the Capital Increase will not be underwritten. In this event, the following consequences will occur, depending on the date of termination of the Agreement:

(a)
If the Agreement is terminated on or before 9:00 am (Madrid time) on the day of publication of the notice of the Capital Increase in the BORME, the Board of Directors (or, by substitution, the Executive Committee) of the Bank may decide to either withdraw the Capital Increase or, alternatively, to carry on with the Capital Increase on a non-underwritten basis.

(b)
If the Agreement is terminated after 9:00 am (Madrid time) on the day of publication of the notice of the Capital Increase in the BORME, subscription proposals, if any, submitted by qualified investors during the Discretionary Allocation Period, whether or not any New Shares had been allocated to them or by any of the Underwriters, together with their respective underwriting obligations, will be deemed revoked and terminated and if the amount of New Shares acquired by Shareholders of Record and by Investors in the Preferential Subscription Period and in the Additional Shares Allocation Period are not sufficient to cover all of the New Shares subject to the Capital Increase, the Board of Directors (or, by substitution, the Executive Committee) of the Bank will declare the subscription incomplete, and the capital will be increased in the amount of the subscriptions made.

Termination of this Agreement pursuant to Clause 8.1 above shall be without liability of any party to any other party, except for accrued rights arising from this Agreement up to and including such date of termination. In addition, Clauses 5, 7, 9 and 15 shall survive such termination and remain in full force and effect.

Termination of this Agreement pursuant to Clause 8.2 above shall not affect the accrued rights arising from this Agreement up to and including such date of termination. In addition, Clauses 5, 7, 9 and 15 shall survive such termination and remain in full force and effect.

9.	EXPENSES

BANCO SANTANDER and the Underwriters shall separately and independently bear the expenses each of them incurs in relation to the Capital Increase. Irrespective of whether this agreement terminates, without prejudice to the above, the following costs and expenses shall in all events be borne by BANCO SANTANDER:

(a)
All expenses related to the “roadshow” incurred by BANCO SANTANDER. Also, the duly justified transportation and accommodation expenses of the representatives of the Joint Bookrunners and the Underwriters who accompany BANCO SANTANDER during the said “roadshow”.

(b)	Printing and distributing the Prospectus of the Offering Documents.

(c)	The fees and expenses of notaries and registries arising from execution and registration of the Capital Increase.

(d)
The Capital Transfer Tax and Stamp Duty (Impuesto de Transmisiones Patrimoniales y Actos Jurídicos Documentados), in the Corporate Transactions category (Operaciones Societarias), accrued in respect of the Capital Increase, and any other similar tax or duty in any applicable jurisdiction arising out of or resulting from the issue, delivery or transfer of any New Shares, but excluding any United Kingdom stamp duty which would not have been payable but for the execution of an instrument of transfer of any New Shares in, or the bringing of any such instrument into, the United Kingdom where such execution action could be avoided excluding any costs, fines, interest, penalties or interest due to the act or default of the Underwriter or a purchaser procured by them.

(e)	Advertising campaigns and legal notices.

(f)
All expenses required for inscription, registration and settlement of the Capital Increase, including the fees owed to the Spanish Stock Exchanges and Iberclear and to the CNMV by the intermediaries that execute the Special Transaction.

(g)
Legal advice of BANCO SANTANDER and of the Underwriters (but in this latter case only if the event this Agreement is terminated by the Bank other than as a result of a breach by an Underwriter of any of the covenants, obligations or undertakings given or made by such Underwriter in this Agreement).

(h)	The fees described in Clause 3 above as well as the agency fee.

10.	TAXES

All payments which must be made by BANCO SANTANDER in respect of any item to the Underwriters under the Agreement will be subject to the taxes and other requirements of Spanish tax laws in force from time to time. All withholdings and payments on account of Spanish taxes applicable to such payments shall be borne by BANCO SANTANDER, and, therefore, BANCO SANTANDER will increase the amount to be paid to the Underwriters so that the net amount to receive matches with the one these Underwriters would have received except for such withholdings or payments on account of taxes, provided that the relevant Underwriter is resident for tax purposes in a country which has entered into a treaty for the avoidance of double taxation with Spain.

As an exception, BANCO SANTANDER will not bear and, therefore, will not increase the amounts payable to the Underwriters when the withholdings and payments on account of taxes that the Bank is bound to make in the payments to the Underwriters considered not-resident in Spain for tax purposes result from the latter not having provided the Bank timely and in due form with the appropriate residence certificate issued by the tax authorities of their country of residence.

If BANCO SANTANDER makes such an increased payment and the Underwriter subsequently obtains, utilises and retains a refund of taxes or credit against taxes by reason of the Bank making such a withholding or payment on account, the Underwriter shall reimburse the Bank the amount of the withholding or payment on account made by the latter, together with the accrued interest on such amount at the interest rate stated in Clause 7.6 above minus two (2) percentage points.

11.	CONDITION SUBSEQUENT

This contract is subject to the condition subsequent that the CNMV does not register the Spanish Prospectus by 24:00 hours (Madrid time) on 13 November 2008.

In case this condition subsequent is fulfilled, this agreement will be terminated and cease to be in force or effect without liability of any party to any other party.

12.	NOTICES

All notices, declarations of intent and other executive acts of any nature provided for in the Agreement may be done by fax or any other written means and will be valid and binding without the need for a special code or keys. For purposes of giving such notices as may be required, the parties designate the addresses set out in Schedule 3.

13.	ENTIRE AGREEMENT

This Agreement sets out the entire agreement between the parties in relation to the subject matter hereof and supersedes any previous agreements, which are hereby rendered null and void.

14.	JURISDICTION

The parties, with express waiver of such other forum as to which they may be entitled, expressly submit to the non-exclusive jurisdiction and competence of the Courts and Tribunals of the city of Madrid to settle any dispute which may arise in the interpretation or performance of the Agreement.

15.	GOVERNING LAW

This Agreement shall be governed and interpreted in accordance with the laws of Spain.

16.	EXECUTION

The parties agree that this contract may be executed by means of fax or telefax or tele-transmission on the date first set out above.

For such purpose, the bank will sign the signature pages of this Agreement and send the lawyers of the Joint Global Co-ordinators, the Underwriters and of the Agent a copy of those pages by fax to the number (+34) 91 399 61 45 or a scanned copy thereof by electronic mail to the address federico.briano@linklaters.com. In turn, the Joint Global Co-ordinators, Agent and the Underwriters will also sign the signature pages and send the Bank’s lawyers a copy of those pages by fax to the number (+34) 91 586 03 68 or a scanned copy thereof by electronic mail to the address jre@uria.com. Once this exchange of signature pages has been verified, the lawyers of the Parties, Javier Redonet for the bank, and Federico Briano, for the Joint Global Co-ordinators and

Underwriters, will sign every page of the six counterparts of the Agreement, one for each party.

The Parties agree that the Agreement executed as described above will have full effect on its own terms and serve as proof of the agreements reached between them.

[Remainder of page intentionally left blank; signature pages follow]

Banco Santander, S.A.
By

/s/ Ignacio Benjumea Cabeza de Vaca
Ignacio Benjumea Cabeza de Vaca

[Signature Page to Underwriting and Distribution Agreement]

Santander Investment, S.A.
By

/s/ Pablo Castilla Reparaz
Mr. Pablo Castilla Reparaz

[Signature Page to Underwriting and Distribution Agreement]

Banc of America Securities Limited
By

/s/ Catherine Daly
Ms. Catherine Daly

[Signature Page to Underwriting and Distribution Agreement]

Merrill Lynch International
By

/s/ Jim O’Neal
Jim O’Neal
Managing Director

[Signature Page to Underwriting and Distribution Agreement]

Credit Suisse Securities (Europe) Limited
By

/s/ Enrico Mezan
Enrico Mezan
Director

[Signature Page to Underwriting and Distribution Agreement]

Calyon, Sucursal en España
By

/s/ Carlos Ortega	/s/ Bert Beyebach
Carlos Ortega	Bert Beyebach
Managing Director	Deputy General Manager

[Signature Page to Underwriting and Distribution Agreement]

Fox-Pitt, Kelton Limited
By

/s/ Giles Fitzpatrick
Giles Fitzpatrick
Chief Executive Officer

Witnessed by:

/s/ Oliver Hearsey
Oliver Hearsey
42 Rosebury Road London SW6 2NG

[Signature Page to Underwriting and Distribution Agreement]

Schedule 1. List of Material Subsidiaries

Spain

Banco Santander S.A.

Banco Español de Crédito S.A.

United Kingdom

Abbey National Plc.

Brazil

Banco ABN AMRO Real S.A.

Banco Santander S.A.

Mexico

Banco Santander, S.A., Institución de Banca Múltiple, Grupo Financiero Santander

Portugal

Banco Santander Totta, S.A.

Chile

Banco Santander Chile

Schedule 2. Information supplied to the Bank by the Underwriters for inclusion in the Offering Documents

A.- References to the relevant parts of the U.S. Prospectus:

1.	The names of the Underwriters on the front and back cover of the U.S. Prospectus as well as in the first paragraph under “Underwriting—Underwriting Commitment.”

2.
Any description under “Underwriting” of the Underwriters’ intent (or absence thereof) to conduct transactions during the offering that stabilize, maintains, or otherwise affect the market price of the offered securities as well as any description of such stabilizing transactions, syndicate short covering transactions, penalty bids, or any other transaction by the Underwriters that affects the offered security's price.

3.
If the stabilizing by the Underwriters began before the effective date of the registration statement, the amount of securities bought, the prices at which they were bought and the period within which they were bought, in each case as set forth under “Underwriting.”

4.	To the extent any transactions referenced in point 3 above occurred, the description in a supplement to the U.S. Prospectus or in the prospectus used in connection with the reoffering:

–	The amount of securities bought in stabilization activities during the offering period and the price or range of prices at which the securities were bought;

–	The amount of the offered securities subscribed for by the Underwriter during the offering period;

–	The amount of the offered securities sold during the offering period by the Underwriter and the price or price ranges at which the securities were sold; and

–	The amount of the offered securities that will be reoffered by the Underwriters to the public and the public offering price.

B.- References to the relevant parts of the Share Securities Note:

1.	Sections 3.3: The name and interests in the Bank, as the case may be, of the Underwriters as persons involved in the Capital Increase.

2.	Section 5.4.1: The names and registered addresses of the Underwriters, as well as their respective positions in the underwriting syndicate.

3.	Section 5.4.2: Name and registered address of the Agent of the Capital Increase.

Schedule 3. Addresses for purposes of notices

For the purposes of issuing the notice that are necessary under this Agreement, the parties designate the following addresses:

For BANCO SANTANDER, S.A.
Fax no.: (+34) 91 257 1524
E-mail: secretariogeneral@gruposantander.com
Attn. Mr. Ignacio Benjumea Cabeza de Vaca

For Santander Investment, S.A.
Fax no.: (+34) 91 257 1026
E-mail: jgonzaleztarrio@gruposantander.com
Attn. Mr. Joaquín González-Tarrío Polo

For Banc of America Securities Limited
Fax no.: (+44) 207 174 6448
E-mail: catherine.daly@bankofamerica.com
Attn. Legal Department

For Merrill Lynch International
Fax no.: (+44) 207 995 4778 / 2516
E-mail: jim_oneil@ml.com
Attn. Equity Capital Markets

For Calyon Sucursal en España
Fax no.: (+33) 141 897 115
E-mail: bbout@cheuvreux.com
Attn. Mr. Benoit Bout

For Credit Suisse Securities (Europe) Limited
Fax no.: (+44) 20 7888 1600
E-mail: paul.hare@credit-suisse.com
Attn. Company Secretary

For Fox-Pitt, Kelton Limited
E-mail: oliver_hearsey@fpk.com
Attn. Oliver Hearsey